EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contacts:
Network-1 Technologies, Inc.
Corey M. Horowitz, Chairman and CEO
212-829-5770

NETWORK-1 REPORTS 2015 YEAR-END FINANCIAL RESULTS

New York, New York March 30, 2016–Network-1 Technologies, Inc. (NYSE MKT: NTIP), a company specializing in the development, licensing, and protection of its intellectual property assets, today announced financial results for the year ended December 31, 2015.

Network-1 had revenue of $16,565,000 for the year ended December 31, 2015 ("2015") as compared to revenue of $12,309,000 for the year ended December 31, 2014 ("2014").  The increase in revenue of $4,256,000 or 35% for 2015 was due to new licensees for Network-1's patent portfolios.  Revenue for 2014 included $3,281,000 of additional revenue from Cisco Systems as a result of Network-1's audit of its license agreement with Cisco for prior periods.  Exclusive of revenue from the Cisco audit in 2014, revenue for 2015 increased $7,537,000 or 84% as compared to 2014 which was primarily due to four new licensees aggregating $6,440,000 of additional revenue and increased revenues from Network-1's existing licensees for 2015.

Network-1 reported net income of $4,107,000 or $0.17 per share (basic and diluted)) for 2015 as compared to net income of $1,766,000 or $0.07 per share (basic and diluted) for 2014. The increased net income of $2,341,000 was primarily due to income of $1,851,000 from the recording of an additional deferred tax benefit and additional revenue from licensees for Network-1's patent portfolio.

"It was a record year for Network-1", commented Corey M. Horowitz, Chairman and CEO of Network-1.  "We now have twenty-one (21) licensees for our patent portfolios, fourteen (14) of which generate on-going royalties for Network-1.  Significantly, during the year our Remote Power Patent's validity was affirmed by both the Federal Circuit Court of Appeals and the United States Patent and Trademark Office in three separate proceedings which we believe will facilitate additional licensing opportunities.  In addition, the development and monetization activities involving our Mirror Worlds and Cox Patent Portfolios are proceeding well.  The combination of our cash position, our profitable royalty stream and our diverse and valuable IP portfolio positions us very well going forward in the IP development and monetization space."

The following are financial and strategic highlights:

•
As part of Network-1's Share Repurchase Program, Network-1 repurchased an aggregate of 1,183,536 shares of common stock during the 2015 year at a cost of $2,587,716 or an average price per share of $2.19.  Since inception of the Share Repurchase Program (August 2011) through March 1, 2016, Network-1 has repurchased an aggregate of 6,882,604 shares of its common stock at a cost of $11,344,823 or an average per share price of $1.65.

•
On February 16, 2015, Sony Corporation of America filed a Petition for Covered Business Method Review (CBM) and a request for an ex parte reexamination with the USPTO seeking to invalidate certain claims of Network-1's Remote Power Patent. On July 1, 2015, the PTAB of the USPTO issued a decision in Network-1's favor denying institution of the Covered Business Method Review and rejected Sony's challenge to the patentability of the Remote Power Patent.  On November 9, 2015, the USPTO issued Reexamination Certificate C2, rejecting Sony's challenge to the validity of the Remote Power Patent.  It is anticipated that the stay of Network-1's pending litigation with respect to the Remote Power Patent will be lifted in 2016 and the case will proceed to trial.

•
Avaya Inc., Dell Inc., Sony Corporation of America and Hewlett Packard Co. were petitioners in Inter Partes Review proceedings (which were joined together) ("IPR Proceeding") at the USPTO before the Patent Trial and Appeal Board (the "Patent Board") involving the Remote Power Patent. Petitioners in the IPR Proceeding sought to cancel certain claims of the Remote Power as unpatentable.  A hearing on the merits of the IPR Proceeding was held on January 9, 2014.  On May 22, 2014, the Patent Board issued its Final Written Decision in Network-1's favor rejecting a challenge to the patentability of the Remote Power Patent.  The Federal Circuit Court of Appeals affirmed the decision of the Patent Board on August 5, 2015.

•
Network-1 continues to develop its Cox Patent Portfolio, which now consists of eleven (11) patents relating to technology for identifying media content on the Internet. Since the acquisition of the portfolio in February 2013, Network-1 has filed twelve additional patent applications (seven of which have been issued and five of which are pending). On April 4, 2014 and December 3, 2014, Network-1 initiated litigation against Google Inc. and YouTube, LLC in the United States District Court for the Southern District of New York for infringement of several of its patents within the Cox Patent Portfolio.  The lawsuit alleges that Google and YouTube have infringed and continue to infringe the patent by making, using, selling and offering to sell unlicensed systems and products and services related thereto, which include YouTube's content ID system.  The case has been stayed pending proceedings at the Patent Board.

•
At December 31, 2015, Network-1's principal sources of liquidity consisted of working capital of approximately of $21,711,000 which included cash and cash equivalents of approximately $20,608,000.  Management believes based on Network-1's current cash position and projected licensing revenue from its existing licensing agreements that Network-1 will have sufficient cash to fund its operations for the foreseeable future.

•
At December 31, 2015, Network-1 had net operating loss carryforwards (NOLs) totaling approximately $19,603,000 expiring through 2029, with a future tax benefit of approximately $6,819,000.  At December 31, 2015 and December 31, 2014, $4,958,000 and $4,743,000, respectively, has been recorded as deferred tax assets on Network-1's balance sheet.  During 2015, Network-1 realized a cash savings of $1,636,000 by using the tax benefit associated with its net operating loss carryforward.

Consistent with its activities over the past several years, Network-1 plans on continuing its licensing activities relating to its Remote Power Patent and the development and monetization of its Mirror Worlds Patent Portfolio and the Cox Patent Portfolio.  In addition, Network-1 may acquire additional intellectual property assets in the future to develop, commercialize, license or otherwise monetize such intellectual property.  In this regard, Network-1 continually reviews opportunities to acquire or license additional intellectual property for the purpose of pursuing licensing opportunities related to its existing intellectual property portfolios or otherwise.  Network-1's strategy includes working with inventors and patent owners to assist in the development and monetization of their patented technologies.  Network-1 may also enter into strategic relationships with third parties to develop, commercialize, license or otherwise monetize their intellectual property.  The form of such relationships may differ depending upon the opportunity and may include, among other things, a strategic investment in such third party, the provision of financing to such third party or the formation of a joint venture with such third party or others for the purpose of monetizing their intellectual property assets.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies.  Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns twenty-seven (27) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1's current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize two patent portfolios (the Cox and Mirror Worlds patent portfolios) acquired by Network-1 in 2013.  Network-1's acquisition strategy is to focus on acquiring high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent.  Network-1's Remote Power Patent has generated licensing revenue in excess of $82 million from May 2007 through December 31, 2015.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1's business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1's Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission, including, among others, the continued validity of Network-1's Remote Power Patent, the ability of Network-1 to successfully execute its strategy to acquire high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from the Mirror Worlds Patent Portfolio and the Cox Patent Portfolio as well as intellectual property it may acquire in the future, the ability of Network-1 to enter into additional license agreements, the ability of Network-1 to continue to receive material royalties from its existing license agreements for its Remote Power Patent, the uncertainty of patent litigation and proceedings at the United States Patent and Trademark Office, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the risk in the future of Network-1 being classified as a Personal Holding Company, the continued viability of the PoE market, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770

The condensed statements of operations and condensed balance sheet are attached.

	Years Ended December 31,
	2015	2014
REVENUE	$16,565,000	$12,309,000

OPERATING EXPENSES:
Costs of revenue	5,506,000	3,510,000
Professional fees and related costs	2,331,000	1,160,000
General and administrative	2,874,000	2,033,000
Amortization of patents	1,655,000	1,650,000
Stock-based compensation	272,000	333,000
Contingent patent cost	—	900,000
TOTAL OPERATING EXPENSES	12,638,000	9,586,000

OPERATING INCOME	3,927,000	2,723,000

	Years Ended December 31,
	2015	2014
OTHER INCOME (EXPENSES):
Interest income, net	58,000	37,000
Loss on sale of securities available-for-sale (reclassified from accumulated other comprehensive income for previously unrealized losses on securities)	—	(51,000)

INCOME BEFORE INCOME TAXES	3,985,000	2,709,000

INCOME TAXES (BENEFIT):
Current	93,000	27,000
Deferred taxes (benefit)	(215,000)	916,000
Total Income Taxes (Benefit)	(122,000)	943,000
NET INCOME	$4,107,000	$1,766,000

Net Income Per Share
Basic	$0.17	$0.07
Diluted	$0.17	$0.07

Weighted average common shares outstanding:
Basic	23,501,987	25,170,346
Diluted	24,482,557	26,928,330

NET INCOME	$4,107,000	$1,766,000

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX:
Reclassification adjustment for loss included in net income	—	51,000
Unrealized holding loss on securities available-for-sale arising during the year	(18,000)	(37,000)
Total other comprehensive income (loss), net of tax benefit	(18,000)	14,000

COMPREHENSIVE INCOME	$4,089,000	$1,780,000

Condensed Balance Sheet as of December 31, 2015

Cash and cash equivalents	$20,608,000

Total current assets	$23,402,000

Total assets	$30,381,000

Total current liabilities	$1,691,000

Total long term liabilities	$-0-

Total stockholders' equity	$28,690,000